UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

SOFAER CAPITAL GLOBAL HEDGE FUND

SOFAER CAPITAL ASIAN HEDGE FUND

SOFAER CAPITAL NATURAL RESOURCES HEDGE FUND

SOFAER CAPITAL, INC.

TIM WHYTE

ERIC WING CHEONG LEUNG

JOHN LAURIE HUNTER

MARK ADAM PARKIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SOFAER CAPITAL MAILS LETTER TO STOCKHOLDERS OF FAR EAST

ENERGY CORPORATION

SAYS CURRENT MCELWRATH-DOMINATED BOARD HAS MISLED

STOCKHOLDERS AND USED SCARE TACTICS TO PREVENT DISCOVERY OF

THE FACTS; URGES STOCKHOLDERS TO SUPPORT ESSENTIAL CHANGE

LONDON, November 27, 2006 — Sofaer Capital, Inc. today mailed the following letter to stockholders of Far East Energy Corporation (OTC Bulletin Board: FEEC):

November 27, 2006

Dear Fellow Far East Energy Stockholder:

We previously wrote to you about our resolve to continue our campaign for change at the top of Far East Energy Corporation (“Far East” or the “Company”). We are pursuing this campaign because we believe that the current Board, which is dominated by Far East’s CEO, Michael McElwrath, is squandering Far East’s great potential. We are long-term investors who put our money into the Company almost two years ago because we believed in the quality of the assets. We still do. But we are now convinced that the only way to unlock this potential and to prevent further erosion in the value of your Company is to replace the McElwrath-controlled Board.

The McElwrath Board’s lack of oversight has created a culture of poor management. The same errors are happening time and time again and Mr. McElwrath and his cronies on the Board have done nothing to correct them. These errors have progressively destroyed value and we, the stockholders, have suffered for it. The dismal performance is there for all to see in the share price graph in the Company’s own proxy statement.

Unless all of us ACT NOW to replace the McElwrath Board with directors committed to stockholder value, these problems will continue to fester. Far East cannot afford another year of incompetence. We urge you to vote the GOLD proxy card and secure much needed change.

The McElwrath Board’s propaganda machine, funded by your money, continues to churn out misinformation in order to flesh out the fantasy version of its conduct over the past three years. It thinks a few weeks of appearing to care for stockholders will make up for years of inaction.

We stockholders must not let the McElwrath Board get away with this cynical attempt to dupe us. The best way to stop the McElwrath Board is for you to learn the TRUTH about what has happened to your Company in the past few years. That is why we intend to set the record straight in this letter, and give you the FACTS instead of the McElwrath Board’s misdirection. We believe the McElwrath Board has not disclosed these facts to you, the stockholders, in order to cover up its mistakes and keep itself in power. In this letter, we expose:

•	The sham “independence” of the McElwrath Board and the bogus legalisms it has used to smear our nominees;

•	The scare tactics the McElwrath Board is using to block needed change; and

•	The ruinous financing policies that have destroyed your investment in the Company.

Such is the lack of transparency of the McElwrath Board that we believe much of the information in this letter may be new to you. The information raises many questions for the McElwrath Board to answer, but the most important one is: How can we trust the McElwrath Board with our Company ever again?

True Independence vs. the McElwrath Board Masquerade

You might have noticed that as part of its sudden charm offensive with stockholders the McElwrath Board has tried to put the halo of “independence” over its directors. It cites the standards of a stock exchange on which Far East is not even listed. This is the same form over substance behavior that the McElwrath Board has shown throughout the past three years. Even as, year after year, it publishes page after page of boilerplate about corporate governance, in reality the McElwrath Board has been a rubber stamp for management failure. Worse, on at least two occasions in early 2005, the McElwrath Board allowed Mr. McElwrath to propose a poison pill. The only thing that stopped the adoption of the poison pill was our opposition and the McElwrath Board’s fear of stockholder litigation.

A truly independent board would never have countenanced the consideration of a poison pill. A truly independent board would have challenged, questioned and pushed for change when confronted with an ever-declining stock price and constant operational delays.

This is what the slate of nominees we have proposed will do. Far from being under anyone else’s control, these nominees are strong individuals who were selected for their relevant experience and professionalism. Also, it is simply not the case that our nominees have no understanding of the Company and industry in which it operates. Two of our nominees, Mr. Tim Whyte and Mr. Adam Parkin, between them have six years of direct involvement with the Company as either Board member or technical advisor. And three out of the four nominees have no connection with Sofaer. Sofaer would have only one associated Board member out of six on the new Board.

The nominees are committed to implementing a new plan for the Company without delay and ensuring greater stockholder value. They would serve ALL stockholders and take back control of the Company from the McElwrath Board, which owns almost NO stock in Far East and is interested only in its own survival.

Vote the GOLD proxy card for a truly independent Board.

Keep Strength “On the Ground”, Ditch Bad Leadership

In typical alarmist fashion, the McElwrath Board has warned that unless the Company stays the course at the top, there will be disruption to its operations. Don’t let them use fear to block change. The fact is that the Board is NOT involved in the daily running of the Company’s operations. That is not the Board’s job. Unfortunately the McElwrath Board is also not doing its real job: providing oversight, strategic direction and leadership. We see no reason why the replacement of three of the current six Board members should lead to any disruption in operations. On the contrary, our proposed changes to the Board will create a business environment within Far East that gives the operations team the support and guidance it needs to flourish.

If it has real concerns, why hasn’t the McElwrath Board spelled them out? We believe that it has failed to do so for the same reason it cannot support the rest of its alternate “reality”: the facts don’t support it. Instead, as usual, the McElwrath Board relies on vague predictions of disaster—or, even more ridiculously, cites Mr. McElwrath’s overly generous severance payments as a “risk factor” for the Company if the McElwrath Board is forced to pay for its mistakes.

In stark contrast to the McElwrath Board’s spin, our independent contacts with China United Coal Bed Methane (“CUCBM”), Far East’s partner in China, have confirmed that CUCBM is willing to work with Far East no matter the outcome of the proxy dispute, so long as it sees a true commitment to achieving commercial production. CUCBM is, not surprisingly, anxious to reach gas production as quickly as possible. We believe that the strategic plan advocated by our nominees will propel the Company to commercial production more quickly than the flawed approach of the McElwrath Board.

Our nominees also appreciate the depth of experience and commitment of the company’s operational staff. They understand all too well the difficulty of working in a frontier environment in the oil and gas industry in China. Even with the McElwrath Board’s supposed experience in operations, it has not provided the oversight and direction from the top to help resolve issues as they arise, which has hindered operational staff from fixing problems. This has resulted in unnecessary delays and compounded the harm these issues have caused the Company and its stockholders.

Our nominees will act to ensure that the Company solves operational problems as quickly as possible and to communicate a clear strategy to everyone at Far East. They will empower an operational manager to report directly to the Board on all operations matters.

Vote the GOLD proxy card to unlock your Company’s potential.

How We Can Stop Financing Failure

The McElwrath Board has been at its most incompetent when dealing with financings. It has consistently failed to raise funds on favorable terms because of its lack of understanding of the value of the Company and of the terms of the proposals it has received. It has exacerbated this failure by not delivering on promises to investors. The results are obvious: an ever-declining stock price, eroding investor confidence, and poor relative valuation compared to competitor firms such as Green Dragon.

Is it any surprise that, after two years of giving chance after chance to the McElwrath Board, we are fed up? Yet now, when we are finally taking some steps to give ALL stockholders a voice, the McElwrath Board has alleged we are trying to take control of the Company. The fact is we would have liked nothing better than to have competent leadership get on with making money for stockholders. In our 20 year history we have NEVER, until now, engaged in a proxy battle and have never attempted to “take over” a company.

Our commitment to long-term investment was evident during the Company’s funding in the summer of 2005—the same funding that the McElwrath Board has cited as an attempt to impose unfavorable terms on the Company. When we made our initial investment in December 2004, the McElwrath Board told us that we could expect our funding to see the Company through an initial drill program and that the Company would need additional funding only in late 2005. Imagine our dismay when less than three months later the McElwrath Board announced its intention to raise more money! Although the McElwrath Board claimed that this was because the market was favorable, the real reason, which was not disclosed to stockholders when it first came to light, was that the McElwrath Board had no confidence it could produce results on schedule.

We decided in April 2005 to write directly to the Chairman of the Board expressing our disappointment. A copy of that letter is attached to our letter to you. We would urge you to read it, and compare it directly to the accusations made by management. Among other concerns we expressed in that letter were the following:

•	“It should come as no surprise to you that all of us are against a further funding exercise for the company until and unless you can demonstrate that the proceeds of the first funding have been properly spent on the drilling program and that this program has achieved a measure of success.”

•	“Indeed, during the negotiations in December 2004 we accepted management’s reassurances that our proposed anti-dilution clauses in our agreement would not be necessary, precisely to prevent dilution under this type of scenario. Management’s wish to change the basis of our agreement will undermine our confidence in management “

•	“Clearly, if the drilling program is successful, the company will be able to raise large amounts of money from the markets at far higher levels than current prices. As shareholders we would not be averse to the logical and necessary funding of the company’s long term strategy.”

In connection with the attempted financing, we also exercised our contractual right to offer funding terms to the Company. Our contract allowed the Company to look for and accept better terms from third parties at any time. Ultimately, our proposal was not approved, as was the Company’s right. However, the fact is that our approach served the best interests of the Company, and the McElwrath Board was much more positive about the proposal at the time than it would have you believe now:

•	The Chairman of the Board twice appreciated and thanked the Sofaer Group for its “serious” offer at the July 14, 2005 and August 9, 2005 Board meetings.

•	At the June 24, 2005 Board meeting Mr. McElwrath asked the Sofaer Group to extend its offer to the Company while the Company approached other third parties for better terms. We obliged.

•	At the same Board meeting on June 24, 2005, our representative told the Board that if the Sofaer Group’s terms were not agreeable the Company could move forward on alternate terms, as was its right.

Now, with its back to the wall, the McElwrath Board has resorted to abusive terms for our actions. We urge stockholders to demand that the McElwrath Board publish the minutes of these meetings and expose its blatant attempt to rewrite history.

The McElwrath Board simply does not have the experience to understand or undertake successful financings. Only one of the McElwrath Board’s nominees has any experience in dealing with public companies and it shows. The Company is still raising money at 90 cents per share, the same level as in 2005, despite having brought in over forty million dollars in new investment. The reason for this is simple: the market has no confidence in the McElwrath Board’s ability to deliver results. If it is allowed to stay in control of your Company, the McElwrath Board will continue to make the same mistakes and dilute existing stockholders out of their rightful ownership of the Company.

Vote the GOLD proxy for better financial management.

This campaign is not how we would have preferred to bring change to Far East. It is expensive for the Company and for us. Our original letter to the Board, which we sent on September 15, clearly stated—and not for the first time—our desire to work together to achieve a solution. All the McElwrath Board did was perform a “whitewash” review of our nominees and try to continue on with business as usual. It is too late for that.

We URGE all stockholders to vote the GOLD proxy card. If you need assistance in voting your GOLD proxy card, please contact our proxy solicitors, MacKenzie Partners, Inc., by telephone at 800-322-2885 (toll-free) or by email at proxy@mackenziepartners.com. This may be your LAST CHANCE to make Far East the success it deserves to be.

Sincerely,

Tim Whyte
Investment Manager Sofaer Capital, Inc

Attachment

THE LETTER BELOW WAS DELIVERED TO THE BOARD OF FAR EAST ENERGY CORPORATION

IN APRIL OF 2005

[SOFAER CAPITAL LETTERHEAD]

Dear FEEC Board,

I am writing formally on behalf of those shareholders who recently funded Far East Consortium in December 2004. Collectively, these shareholders represent approximately 15% of the company and we are confident that many other shareholders will also share our view if they know the facts.

We are very concerned about a number of issues which relate to the company and its management and which we feel are appropriate to write to you about. They are as follows:

1)	The manner in which the company and it’s management has represented to funding investors in November and December last year that the company’s prospects were compelling and all that was needed was funds for drilling. Having funded the company on the basis of this representation, we are now just beginning to learn that management is much less confident about the company’s prospects.

2)	The drilling schedule has been delayed by 3 months. There appears to be a lack of urgency on the part of management to ensure that progress on drilling is addressed without further delay. The reporting of the problem to the Investor Group was also delayed and ineffectual. In our view, the CEO should be spending all of his time ensuring that the company executes its stated strategy.

3)	Despite the delays in the drilling program and despite sufficient cash on hand to take the company through the first stage of drilling, the Board is now seriously contemplating raising further funding.

Although we have expressed our concerns to the Audit Committee in a conference telephone call of 13th April, we feel strongly enough to communicate to you very clearly where we stand on these matters. Firstly, we are dismayed by the delays that have occurred some of which we believe were avoidable. We are equally concerned about managements’ increased perception of risk on the first three wells. We now require a proper explanation.

It should come as no surprise to you that all of us are against a further funding exercise for the company until and unless you can demonstrate that the proceeds of the first funding have been properly spent on the drilling program and that this program has achieved a measure of success. What has happened to the funds that were raised for the company? If the funds remain intact then there should not be any need for further funding.

That the Board may perceive a ‘window of opportunity’ for raising further funds is irrelevant to what we strongly believe is the priority of management; to deliver on the drilling program as promised in the funding at the end of last year. None of us is prepared to accept dilution from a funding which serves no purpose other than to secure further time for management irrespective of its performance. Indeed, during the negotiations in December 2004 we accepted management’s reassurances that our proposed anti-dilution clauses in our agreement would not be necessary, precisely to prevent dilution under this type of scenario. Management’s wish to change the basis of our agreement will undermine our confidence in management. Furthermore, can you explain how you plan to persuade prospective investors that FEEC is a sound investment if you are telling your existing investors that prospects have dimmed?

Clearly, if the drilling program is successful, the company will be able to raise large amounts of money from the markets at far higher levels than current prices. As shareholders we would not be averse to the logical and necessary funding of the company’s long term strategy. But first things are first…

Finally, the marketing/public relations of the company has been highly ineffectual at best. Had there been a proper plan, we believe the stock price would have been considerably higher than it is today and in line with other successes in the market. We would like to see the company develop a credible effort in this area immediately and suggest that Julian Treger and Tim Whyte organise this from London.

We regret the events that have made this letter necessary and hope that our differences can be resolved satisfactorily and quickly. I am sure that no one wants to see the company fail. However, to the extent that management must represent its shareholders faithfully, the onus rests on you to heed the concerns and recommendations contained herein.

We look forward to hearing from you.

Yours sincerely,

Michael Sofaer

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2006 AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SOFAER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON PARTICIPANTS IN THE SOLICITATION, AND GOLD PROXY CARD WERE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT NOVEMBER 13, 2006 AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.